Exhibit 6.16

HIGHTIMES HOLDING CORP

November 1, 2022

MXY Ancillary Holdings LLC

Attn: Jordan Lams (jordan@enjoymoxie.com)

Re: Letter Agreement.

Dear Jordan Lams:

This letter agreement (the “Letter Agreement”) is being issued in connection with the transactions between HT RED LLC, a Delaware limited liability company (“Buyer”), HIGHTIMES HOLDING CORP., a Delaware corporation (“Buyer Parent” and, together with Buyer, the “Buyer Parties”), and MXY ANCILLARY HOLDINGS LLC, a Nevada limited liability company (“Seller” and together with Buyer, the “Parties”), with respect to the purchase by Buyer of 100% of the membership interests of MXY Property Holdings LLC, a Nevada limited liability company (the “Company”), including the following:

●	The transfer by Seller to Buyer of membership interests equal to a total of 100% of the fully diluted equity of the Company in the Second Closing pursuant to that certain Membership Interst Purchase Agreement dated as of November 1, 2022 (the “ETA”);
●	The engagement by the Company of Buyer to perform certain services in exchange for certain compensation pursuant to that certain Management Services Agreement dated as of November 1, 2022 (the “MSA” and together with this Letter Agreement and the ETA, the “Transaction Documents”).

In addition to all other agreements, representations, warranties and obligations set forth in the Transaction Documents, the Parties hereby agree as follows:

1. Indemnification. Notwithstanding anything to the contrary in the Transaction Documents, from and after the First Closing (as defined in the ETA), Buyer Parties shall indemnify and defend Seller, Company and their Representatives (as defined in the ETA, collectively the, “Indemnified Parties”) against, and will hold it harmless from and against, and will pay and reimburse it for, any and all losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (“Losses”) incurred or sustained by, or imposed upon, Indemnified Parties based upon, arising out of, with respect to or by reason of, arising from its membership interest or manager status in the Company; including, without limitation: (i) any taxes of the Company for any time period following the First Closing (as defined in the ETA) owed by Indemnified Parties arising from its continuing membership interest in the Company; (ii) any expenses or liabilities of the Company that Indemnified Parties incur solely arising from its membership interest or status as manager in the Company; and/or (iii) any actions taken by Indemnified Parties on behalf of the Company at the written direction of Buyer Parties.

2. Miscellaneous.

a.	Binding Agreement. The Parties agree that this Letter Agreement constitutes a valid and binding obligation of the Parties, enforceable against the Parties in accordance with its terms. The Parties hereby further agree that the other Transaction Documents are binding and enforceable agreements, and that unless otherwise provided herein, nothing in this Letter Agreement is intended to amend, waive, and/or modify any of the rights, obligations, representations, and/or warranties set forth in the other Transaction Documents. Notwithstanding the foregoing, in the event of a direct conflict between this Letter Agreement and the other Transaction Documents, the Letter Agreement shall govern and take priority.

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b.	Amendments. This Letter Agreement may not be amended or modified in any respect other than pursuant to a written instrument executed by each of the Parties hereto.

c.	Entire Agreement. This Letter Agreement and the Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the Parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. Except as otherwise expressly set forth herein, the Parties acknowledge and agree that each Party is liable solely for its obligations as specifically stated in this Letter Agreement and not for the obligations of any other Party hereto.

d.	Reformation. If this Agreement or any resulting agreements would cause the Parties or any of their respective affiliates to face any enforcement actions from any state governmental or regulatory body, including, but not limited to, the loss or potential loss of the License (as defined in the EPA), the Parties will in good faith attempt to reform this Agreement or any resulting agreement to the extent possible to achieve the purpose and intent hereof.

e.	Severability. If any provision of this Letter Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Letter Agreement will remain in full force and effect. Any provision of this Letter Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

f.	Further Actions. Subject to the terms and conditions of this Agreement, each Party hereto shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by any other party in order to effect the transactions contemplated by this Letter Agreement.

g.	Assignment; Successors. No Party may assign this agreement or their rights or obligations hereunder, without the prior written consent of the other Party, and any attempt to assign this Letter Agreement without such consent shall be void and of no effect. This Letter Agreement shall inure to the benefit of, and be binding on and enforceable against, the Parties and their respective heirs, successors and permitted assigns.

h.	No Strict Construction; Headings. The language used in this Letter Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person. The headings contained in this Letter Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Letter Agreement.

i.	Expenses. Each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Letter Agreement and the consummation and performance of the transactions contemplated hereby.

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j.	Governing Law; Arbitration; Attorneys’ Fees.

i.	This Letter Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to any law or rule that would cause the Laws of any jurisdiction other than the State of California to be applied.

ii.	Each Party expressly waives any defense against the enforcement of this Letter Agreement or any dispute or claim arising hereunder or thereunder which it may have by reason of (i) illegality under any federal law, or (ii) this Letter Agreement being contrary to public policy, and each party hereby agrees not to raise any such defense or any similar defense with respect to any dispute, claim or judicial proceeding arising out of this Letter Agreement.

iii.	Any dispute, controversy or claim arising out of or relating to this Letter Agreement or any of the transactions contemplated herein will be finally settled by binding arbitration in the State of California in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California Law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph. The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the Parties to the arbitration, may be awarded to the prevailing Party, in the discretion of the arbitrator, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one Party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator. The term “prevailing party” means the party in whose favor final judgment by the arbitrator is rendered with respect to the dispute, controversy or claim asserted.

iv.	Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

v.	Specific Performance. The Parties acknowledge and agree irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other right or remedy to which a party may be entitled at Law or in equity, they each shall be entitled to enforce any provision of this Option Agreement by a decree of specific performance and to obtain temporary, preliminary and permanent injunctive relief.

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k.	Confidentiality. The Parties shall, and shall cause their affiliates to, hold, and shall use commercially reasonable efforts to cause its representatives to hold, in confidence any and all information, whether written or oral, concerning the Company and this Letter Agreement, except to the extent that the disclosing party can show that such information (a) is generally available to and known by the public through no fault of such disclosing party, any of its affiliates or their respective representatives; or (b) is lawfully acquired by the disclosing party, any of its affiliates or their respective representatives from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

l.	Counterparts; Delivery. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Letter Agreement may be executed and delivered by email or other electronic transmission (including portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

[Signature Page Follows]

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Sincerely,

Hightimes Holding Corp
(“Buyer Parent”)

By:	/s/ Paul Henderson
Name:	Paul Henderson
Title:	Chief Executive Officer

HT Red LLC
(“Buyer”)

By:	/s/ Paul Henderson
Name:	Paul Henderson
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO as of the date first written above:

MXY Ancillary Holdings
(“Seller”)

By:	/s/ Jordan Lams
Name:	Jordan Lams
Title:	Chief Executive Officer

Letter Agreement Signature Page